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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): MARCH 22, 2000
                                                          --------------




                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



                                     0-23442
                                     -------
                            (Commission File Number)


           GEORGIA                                      58-1984957
-------------------------------                         ----------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


                                11651 PLANO ROAD
                               DALLAS, TEXAS 75243
                               -------------------
          (Address, including Zip Code, of Principal Executive Offices)



        Registrant's telephone number, including area code: 214-860-5100
                                                            ------------


                                 NOT APPLICABLE
                                 --------------
          (Former name or former address, if changed since last report)






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ITEM 5. OTHER EVENTS

          An investment group consisting of CGW Southeast Partners IV, L.P.; an affiliate of Citicorp Venture Capital, Ltd., a subsidiary of Citigroup Inc.
(NYSE:C);) along with senior management of the Company and a strategic partner, an affiliate of Owens Corning (NYSE:OWC), has increased its offer to acquire all the outstanding shares of Cameron Ashley's common stock from its initial bid price of $15.10 to $18.25 per share in cash.

         The total consideration of the proposed transaction is approximately
$348 million including the assumption of debt. Financing commitments, subject to customary conditions, are in place with both senior and subordinated debt sources.

         The Special Committee, consisting of independent members of the Board of Directors, will evaluate this revised proposal along with its financial advisor, Credit Suisse First Boston. The offer stipulates a deadline for acceptance of 5:00 PM on Monday, March 27, 2000. The Special Committee is also evaluating the previously announced proposal by Guardian Industries Corp. to acquire all the outstanding shares of Cameron Ashley's common stock at a price of $17.00 per share.

ITEM 7. EXHIBITS

         (c) Exhibits

99.      Press Release of Cameron Ashley Building Products, Inc. dated March 21,
         2000.


                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CAMERON ASHLEY BUILDING PRODUCTS, INC.

Date: March 22, 2000                  By:  /s/ Garold E. Swan
                                         ----------------------------------
                                           Garold E. Swan,
                                           Executive Vice President and CFO



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                                  EXHIBIT INDEX

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

EXHIBIT
NUMBER         DESCRIPTION
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
  99           Press Release of Cameron Ashley Building Products, Inc. dated
               March 21, 2000.
